Meta Financial Group, Inc.® Reports Results for First Quarter of Fiscal 2017
Meta builds infrastructure and positions itself for 2017 tax season

Sioux Falls, S.D., January 30, 2017 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“MFG,” “Meta” or the “Company”)
Business Developments

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MetaBank entered into an agreement with H&R Block in the first quarter of fiscal 2017 to provide funding for interest-free refund advance loans for H&R Block tax preparation customers throughout the 2017 tax season. H&R Block is the world's largest tax services provider with approximately 12,000 company-owned and franchise retail locations.

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On November 1, 2016, MetaBank completed the acquisition from privately held Drake Enterprises, Ltd. (“Drake”) of substantially all of the assets and certain liabilities of EPS Financial LLC ("EPS"), a leading provider of comprehensive tax-related financial transaction solutions for over 10,000 electronic return originators nationwide. These solutions include a full suite of refund settlement products, prepaid payroll card solutions and merchant services, offering a one-stop shop for all tax preparer financial transactions. The purchase price for the acquisition included the payment of approximately $21.3 million in cash and the issuance of 369,179 shares of Meta common stock to Drake. MetaBank acquired EPS assets with estimated fair values of $17.9 million of intangible assets, including customer relationships, trademark, and non-compete agreements, and $0.1 million of other assets, resulting in goodwill of $30.4 million. The Company also recorded a negligible amount of liabilities.

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On December 14, 2016, MetaBank completed the acquisition of substantially all of the assets and specified liabilities of Specialty Consumer Services LP (“SCS”), a FinTech provider of consumer tax advances and other consumer credit services through its propriety underwriting model and loan management system. The assets acquired by MetaBank in the SCS acquisition include the SCS trade name, proprietary underwriting model and loan management system and other assets. The purchase price for the acquisition included the payment of approximately $7.5 million in cash to SCS and the issuance of 113,328 shares of Meta common stock to SCS’ stakeholders on behalf of SCS. In addition, contingent consideration of up to $41.1 million (estimated fair value), payable in cash and Meta common stock, will be paid if certain performance benchmarks are achieved subsequent to closing. MetaBank acquired SCS assets with estimated fair values of $28.1 million of intangible assets, including customer relationships, trademark, and non-compete agreements, and negligible other assets, resulting in goodwill of $31.6 million. The Company also recorded a liability of $17.3 million, which consisted of the fair value of the contingent cash earn out.

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In the first quarter of fiscal 2017, MetaBank and Jackson Hewitt finalized an agreement whereby MetaBank will be originating, underwriting and servicing Express Refund Advances to Jackson Hewitt customers.

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As previously announced on December 8, 2016, Rodney Muilenburg, 72, retired from Meta's Board of Directors after 27 years of service effective at the end of his term at the Company's annual meeting on January 23, 2017.

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On December 20, 2016, MetaBank purchased, net of purchase discount, a $134.0 million seasoned, floating rate, private student loan portfolio. All loans are indexed to three-month LIBOR. The portfolio is serviced by ReliaMax Lending Services, LLC and insured by ReliaMax Surety Company. Based on the purchase discount and projected prepayment rates, the Company expects to realize current net yields of over 5%.

Financial Highlights for the 2017 fiscal first quarter ended December 31, 2016

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The Company recorded net income of $1.2 million, or $0.14 per diluted share, for the three months ended December 31, 2016, compared to net income of $4.1 million, or $0.49 per diluted share, for the three months ended December 31, 2015. The 2017 fiscal first quarter pre-tax results included $1.5 million in amortization of intangibles, $1.2 million in securities losses, $1.2 million in non-cash stock-related compensation associated with employee agreements for three executive officers, $1.0 million in direct tax season startup expenses, and $1.0 million of acquisition-related expenses.

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Net interest income was $19.8 million in the 2017 fiscal first quarter, an increase of $2.3 million, or 13%, compared to the first quarter of 2016. The increase was primarily driven by higher volumes in the loan portfolio and higher volume and yields attained from investments, primarily in high credit quality, tax-exempt municipal bonds.

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Card fee income increased $3.2 million, or 21%, for the 2017 fiscal first quarter when compared to the same quarter in 2016, continuing growth seen in the prior year. This increase was primarily driven by prepaid deposit growth and current promotional programs from one of our largest business partners.

•	The Company's fiscal 2017 first quarter average assets grew to $3.49 billion, compared to $2.69 billion in the 2016 first quarter, an increase of 30%.

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The Company's average cash balance during the fiscal 2017 first quarter was $201.4 million, and the end of period cash balance was $695.7 million at December 31, 2016. The Company held much higher than typical historical cash balances in the quarter as it prepared, tested and began building wholesale funding sources for tax-related lending in the Company's 2017 second quarter. Also contributing to the higher cash balances was the Company's decision to forgo its typical dollar cost averaging investment purchases in anticipation of the Company's funding of tax related lending and the student loan portfolio that was purchased on December 20, 2016.

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Total loans receivable, net of allowance for loan losses, increased $369.9 million, or 50%, at December 31, 2016, compared to December 31, 2015. This increase is primarily related to growth in consumer loans of $138.3 million, of which $134.0 million is attributable to the previously mentioned student loan portfolio purchase and commercial real estate loans of $118.4 million. Premium finance loans at December 31, 2016 were up $68.9 million, or 62%, compared to December 31, 2015. Retail bank loans at December 31, 2016 were up $158.4 million, or 26%, compared to December 31, 2015. Excluding the purchased student loan portfolio, total loans receivable, net of allowance for loan losses, at December 31, 2016 were up $236.0 million, or 32%, compared to December 31, 2015.

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Non-performing assets (“NPAs”) were 0.05% of total assets at December 31, 2016, compared to 0.22% at December 31, 2015. This decrease was primarily due to a partial charge-off related to a large, non-performing agricultural relationship in the fiscal 2016 third quarter, which does not have any remaining loan balance.

"We are excited that we closed two separate FinTech acquisitions during the first quarter of fiscal 2017" said Chairman and CEO J. Tyler Haahr. "In early November, we acquired EPS Financial and have already seen positive effects from this transaction. Then in mid-December, we closed the acquisition with SCS. We welcome EPS President Clark Gill and the entire EPS team along with SCS CEO Brent Turner and the SCS team to the Meta family. We believe that these transactions solidify Meta as a leader in the tax payments industry.
"Much to our satisfaction, we didn't stop with the EPS and SCS acquisitions during the quarter, as we entered into agreements with both H&R Block and Jackson Hewitt. Meta will provide underwriting services, servicing and funding for interest-free refund advance loans for H&R Block customers throughout the 2017 tax season. Our agreement with Jackson Hewitt includes underwriting, servicing and originating Express Refund Advances to Jackson Hewitt customers during the upcoming tax season. Our collective tax businesses will see a significantly increased expense burden in the first and fourth quarters of fiscal year 2017, with approximately 85% to 90% of tax-related income expected to come in during the second quarter. The levels of income and expenses during the first quarter of fiscal 2017 were in line with our expectations. While it is too early in the tax season to accurately predict volume levels, we believe that our infrastructure and funding capacity is well prepared for the upcoming peak period. Meta is excited about these business developments and we are looking forward to continuing Meta's success into 2017 and beyond.”
Financial Summary
Revenue
Total revenue for the fiscal 2017 first quarter was $39.2 million, compared to $34.4 million for the same quarter in 2016, an increase of $4.8 million, or 14%, primarily due to growth in card fee income, income from tax-exempt securities (included in other investment securities), and interest from loans, which was partially offset, as expected, by delayed securities purchases and higher cash balances.
Net Income
The Company recorded net income of $1.2 million, or $0.14 per diluted share, for the three months ended December 31, 2016, compared to net income of $4.1 million, or $0.49 per diluted share, for the three months ended December 31, 2015. The decrease in net income was due to an increase of $6.7 million in non-interest expense, partially offset by increases of $2.3 million in net interest income and $2.5 million in non-interest income.
The 2017 fiscal first quarter pre-tax results included $1.5 million of amortization of intangibles and $1.0 million of acquisition related expenses. In preparation for the upcoming tax season, 2017 first quarter pre-tax results also included $1.2 million in securities losses, and $1.0 million in direct tax season startup expenses, which consisted primarily of legal and wholesale deposit interest expense. In addition, pre-tax results included $1.2 million in named executive officer ("NEO") non-cash stock related compensation associated with stock awards granted in connection with the Company's three highest paid executives signing long-term employment agreements to solidify their long term commitment to the Company. These stock awards vest over eight years. We expect non-cash stock related compensation associated with these agreements to be $8.0 million in fiscal year 2017 and $5.1 million in fiscal year 2018.

The 2017 fiscal first quarter results highlight the increased seasonality of the Company's revenue due to the addition of the aforementioned tax-related acquisitions and agreements. Our tax divisions are expected to continue to generate the vast majority of their revenues in the Company's fiscal second quarter, with some additional revenues in the third quarter, while most expenses are spread throughout the year with some additional elevated expenses in the December and March quarters.
Net Interest Income
Net interest income for the fiscal 2017 first quarter was $19.8 million, up $2.3 million, or 13%, from the same quarter in 2016, primarily due to increases in volume and rate in tax exempt and asset backed investments and continued sizable loan growth funded by non-interest bearing prepaid deposit growth. Additionally, the overall increase was driven by a better mix and higher percentage of loans and higher yielding investments primarily in high credit quality tax-exempt municipal bonds. While the Company carried a higher than typical cash balance due to testing and implementation of new funding programs to support the interest-free refund advance loans, overall net interest income was not materially affected as the funding costs were similar to the rate earned on excess cash balances. However, due to the student loan portfolio purchase and tax-related lending, the Company deferred significant securities purchases that would have historically taken place in the August to December months. As a result of the deferral of securities purchases, net interest income was negatively affected, as compared to the comparable prior fiscal year period. Given the significant, recent increase in interest rates, we expect these deferred purchases, which the Company anticipates will take place in February and March, will have significantly higher yields, providing a strong positive effect on earnings going forward.
Net Interest Margin
Net Interest Margin ("NIM") decreased from 3.21% in the fiscal 2016 first quarter to 2.90% in the 2017 first quarter. Excluding the subordinated debt issuance in 2016, NIM would have been 13 basis points higher for the quarter. As mentioned above, NIM during the 2017 first quarter was adversely impacted as the Company carried a higher than typical cash balance due to testing and implementation of new funding programs to support the interest-free tax refund advance lending program. Removing the excess cash and its corresponding funding cost, the Company estimates NIM would have been an additional approximate 13-17 basis points higher.
While the subordinated debt issuance in 2016 increased the cost of funds at the Company level, MetaBank's cost of funds remained at levels much lower than the overall Company cost of funds, though somewhat higher than historical levels due to preparation for the new tax season funding programs. The overall tax equivalent yield (“TEY”) on average earning asset yields decreased by 9 basis points when comparing the fiscal 2017 first quarter to the 2016 first quarter, primarily due to the aforementioned higher cash balance. Adjusting for a more normalized cash balance, the Company estimates the TEY earning asset yield would have been between 15 to 18 basis points higher.

We believe that the Company's expanded portfolio of floating rate assets provides a runway for higher NIM levels should short-term interest rates continue to rise. The Company also seeks to remain diligent and disciplined when evaluating loan pool deal flow to continue to optimize the deployment of our national, non-interest bearing deposit base. We anticipate that many of these loan pools could add immediate earnings accretion with acceptable risk parameters, as we believe to be the case with the recent student loan portfolio purchase. In that respect, while the addition of the student loan portfolio did not materially affect NIM or the TEY on average earning assets in the current quarter as the portfolio purchase was completed near the end of the quarter, the impact should be positive going forward. The fiscal 2017 first quarter TEY on the securities portfolio increased by two basis points compared to the comparable prior year fiscal quarter primarily due to a shifting mix in the investment portfolio with new investments in overall higher yielding investment securities rather than mortgage-backed securities ("MBS"). We also expect margins to increase in 2017 with slower premium amortization on the MBS portfolio due to recent higher rates.
The Company’s average interest-earning assets for the fiscal 2017 first quarter grew by $719.8 million, or 29%, to $3.22 billion, from the same quarter in 2016, primarily from growth in tax exempt investment securities, loan portfolios, and cash and fed funds sold of $230.3 million, $147.9 million, and $140.8 million, respectively.
Overall, the cost of funds for all deposits and borrowings averaged 0.36% during the fiscal 2017 first quarter, compared to 0.12% for the 2016 first quarter, primarily due to the issuance of the Company's subordinated debt in 2016 and the testing and implementation of additional funding programs throughout the quarter. Notwithstanding this increase, the Company believes that its growing, low-cost deposit base gives it a distinct and significant competitive advantage over most banks, and even more so if interest rates rise, because the Company anticipates that its cost of funds will likely remain relatively low, increasing less than at many other banks.
Average earning assets for the three months ended December 31, 2016 increased 29% from the comparable prior year period, while interest-bearing liabilities increased by 61% related to the wholesale deposits described above. The TEY of MBS and other investments was 2.92% for the three months ended December 31, 2016, and 2.90% for the same period in 2015, and is expected to increase further early in 2017 because of the recent increase in rates.
Non-Interest Income
Fiscal 2017 first quarter non-interest income of $19.3 million increased $2.5 million, or 15%, from $16.8 million in the same quarter of 2016, primarily due to an increase in card fee income of $3.2 million, or 21%, mainly from new and existing business partners and sales promotions from one of our largest business partners. This increase was partially offset by a loss on the sale of securities of $1.2 million.
Non-Interest Expense
Non-interest expense increased $6.7 million, or 22%, to $36.8 million for the 2017 fiscal first quarter, compared to the same quarter in 2016. Between these quarters, compensation expense increased $3.2 million, legal and consulting expense increased $1.6 million due primarily to the aforementioned acquisitions and loan funding transactions, other expense increased $0.6 million, occupancy and equipment expense increased $0.6 million and amortization expense increased $0.3 million, primarily due to the recent acquisitions. The increase in compensation was primarily due to the EPS and SCS acquisitions, non-cash stock related compensation associated with three NEOs signing long-term employment agreements, and additional staffing to support the Company’s growth initiatives. We expect the growth rate in compensation expense to decrease during the remainder of 2017 as staffing levels grow more modestly.

Income tax expense for the fiscal 2017 first quarter was $0.3 million, or an effective tax rate of 21.6%, compared to a tax benefit of $0.5 million, or an effective tax rate of (12.9)%, for the 2016 first quarter. The increase in the effective tax rate is mainly due to increased annual projected taxable earnings for the fiscal 2017 year and the effective tax rate is expected to stay approximately at that level for the remainder of fiscal 2017.
Loans
Total loans receivable, net of allowance for loan losses, increased $369.9 million, or 50%, from December 31, 2015 to December 31, 2016. Among lending categories, this included a $138.3 million increase in consumer, $134.0 million of which was due to the student loan portfolio purchase, and a $118.4 million increase, or 37%, in commercial real estate, partially offset by a $7.0 million decrease, or 7%, in total agricultural loans. Premium finance loans increased $68.9 million, or 62%, from December 31, 2015 to December 31, 2016. Retail bank loans increased $158.4 million, or 26%, from December 31, 2015 to December 31, 2016. Excluding the purchased student loan portfolio, total loans receivable, net of allowance for loan losses, were up $236.0 million, or 32%, from December 31, 2015 to December 31, 2016.
The Company recorded a provision for loan losses of $0.8 million during the three months ended December 31, 2016, primarily related to loan growth. The Company’s allowance for loan losses was $1.0 million, or 0.1% of total loans, at December 31, 2016, compared to an allowance of $0.8 million, or 0.1% of total loans, at September 30, 2016.
Credit Quality
MetaBank’s NPAs at December 31, 2016 were $2.3 million, representing 0.05% of total assets, compared to $6.6 million and 0.22% of total assets at December 31, 2015 and $1.2 million and 0.03% at September 30, 2016. Consistent with December 31, 2015 and September 30, 2016, the Payments segment did not include any NPAs at December 31, 2016.
Investments
Total investment securities and MBS increased by $325.5 million, or 19%, to $2.08 billion at December 31, 2016, as compared to December 31, 2015. This included an increase in investment securities of $312.9 million, primarily from purchases of high credit quality non-bank qualified (“NBQ”) municipal securities and government-related asset-backed securities, and an increase in MBS of $12.6 million as purchases exceeded sales and pay downs.
Average TEY on the securities portfolio increased two basis points in the first quarter of fiscal 2017 from the same quarter of 2016. Overall TEY yields increased by five basis points on non-MBS investment securities over that same time period. Yields decreased within MBS by 27 basis points in the first quarter of 2017 from the same quarter of 2016 due to the significant downward movement in longer term interest rates in late fiscal 2016 and the time it takes for rate increases late in the calendar year to funnel through the mortgage and refinancing market.

The Company anticipates prepayments on its MBS holdings to decrease meaningfully by no later than March 2017, due to the recent increase in longer term rates, thereby slowing premium amortization and increasing yields and income realized from the MBS portfolio. For example, the Company estimates, based on projections provided by the Yield Book software in concert with management assumptions, on its fixed rate MBS portfolio as of December 31, 2016, in the base (Yield Book lifetime projected speeds at current rates) and in a +50 and +100 immediate, parallel shocked interest rate environment, interest earned on its fixed rate MBS securities and reinvested principal at market rates over one year’s time would increase by $3.48 million, $3.98 million and $4.45 million, respectively, from the current, historical three-month CPR income amount. MBS duration extension is also muted with extension expectations near 1.5 years in a +300 immediate, parallel interest rate shocked environment.
The focus of the MBS portfolio remains on minimizing prepayment speed volatility by selecting agency MBS with characteristics intended to make the Company’s agency MBS holdings less susceptible to increased prepayment speeds, while still allowing yields to increase if interest rates increase with controlled extension risk. The Company continues to purchase high-quality investments within certain sectors of the municipal market, at what it believes to be attractive yields. Many of these new purchases are tax-exempt and also backed, or collateralized, by Ginnie Mae, Fannie Mae, and Freddie Mac, thereby enhancing credit quality. The Company also has opportunistically and carefully selected certain government related and guaranteed floating rate securities at yields that are expected to enhance the portfolio's projected performance in a rising interest rate environment.
The Company continues to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S. Government-related MBS, as well as AAA and AA rated NBQ municipal bonds; however, the Company is also reviewing opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise. With the Company’s large percentage of non-interest bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.
Deposits and Other Liabilities
Total end-of-period deposits increased $1.23 billion, or 51%, to $3.66 billion at December 31, 2016, compared to September 30, 2016. The increase in end-of-period deposits is primarily a result of wholesale deposits executed by the Company during the fiscal 2017 first quarter to prepare for the upcoming tax season and the student loan portfolio purchase. Total wholesale deposits at December 31, 2016 were $927.0 million.
Total average deposits for the fiscal 2017 first quarter increased by $712.4 million, or 36%, compared to the same period in 2016; a portion of the growth is directly related to the testing and implementation of new funding programs to support the interest-free refund advance loans. Average non-interest bearing deposits for the 2017 first quarter were up $298.2 million, or 17%, compared to the same period in 2016. The Company experienced some volatility in the growth rate of its Meta Payment Systems ("MPS") related non-interest bearing deposits as a one-time program expires and the timing of new programs begins to accelerate, though long-term growth rates are expected to remain strong.
The average balance of total deposits and interest-bearing liabilities was $3.06 billion for the three-month period ended December 31, 2016, compared to $2.38 billion for the same period in fiscal 2016. A portion of this increase was due to the previously mentioned testing and implementation of new funding programs as well as the Company's completion of the public offering of its subordinated notes in August 2016, which are due August 15, 2026.

Business Segment Performance
Payments
For the fiscal 2017 first quarter, Payments recorded income before tax of $0.7 million, compared to $1.2 million during the same period last year. As expected, our combined tax businesses (Refund Advantage, EPS, and SCS) incurred a pre-tax loss of $4.7 million during the quarter, compared to a loss of $1.6 million during the same quarter of the prior year. Total first quarter 2017 average Payments-generated deposits increased by $280.2 million, or 16%, compared to the same quarter in 2016.
Banking
The Banking segment recorded income before tax of $5.2 million for the first quarter of fiscal 2017, compared to $3.5 million in the first quarter of 2016. This increase is primarily driven by the increase in interest income of $1.9 million as a result of growth in our loan portfolio.
Capital Ratios
The Company and the Bank remain above the federal regulatory minimum capital requirements to remain classified as well-capitalized institutions. Regulatory capital ratios are stated in the table below.
The tables below also include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.
Regulatory Capital Data (1)

				Minimum
				Requirement to Be
			Minimum	Well Capitalized
			Requirement For	Under Prompt
			Capital Adequacy	Corrective Action
At December 31, 2016	Company	Bank	Purposes	Provisions

Tier 1 leverage ratio	7.12%	9.61%	4.00%	5.00%
Common equity Tier 1 capital ratio	13.36	18.55	4.50	6.50
Tier 1 capital ratio	13.78	18.55	6.00	8.00
Total qualifying capital ratio	18.40	18.93	8.00	10.00
(1) Regulatory capital amounts and ratios are estimated.

The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach (1)
December 31, 2016
(Dollars in Thousands)
Total equity	$371,786
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	97,288
LESS: Certain other intangible assets	44,083
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	4,574
LESS: Net unrealized gains (losses) on available-for-sale securities	(5,022)
Common Equity Tier 1 (1)	230,863
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional tier 1 capital deductions	3,049
Total Tier 1 capital	238,124
Allowance for loan losses	6,587
Subordinated debentures (net of issuance costs)	73,244
Total qualifying capital	317,955
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.
The following table provides a reconciliation of tangible common equity used in calculating tangible book value data.

December 31, 2016
(Dollars in Thousands)
Total Stockholders' Equity	$371,786
Less: Goodwill	98,898
Less: Intangible assets	73,472
Tangible common equity	199,416
Less: AOCI	5,022
Tangible common equity excluding AOCI	194,394
Due to the predictable, quarterly cyclicality of MPS deposits in conjunction with tax season business activity, management believes that a six-month capital calculation is a useful metric to monitor the Company’s overall capital management process. As such, the Bank’s six-month average Tier 1 leverage ratio, Common equity Tier 1 capital ratio, Tier 1 capital ratio, and Total qualifying capital ratio as of December 31, 2016 were 9.80%, 21.14%, 21.14%, and 21.58%, respectively.

The Company and MetaBank (the “Bank”) may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: the potential benefits of the acquisitions of assets from SCS and EPS, including, but not limited to, whether such acquisitions may increase the Company's growth; future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by the Bank or MPS, a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the risk that the businesses of the Bank, EPS and SCS may not be combined successfully, or any such combination may take longer or be more difficult, time-consuming or costly to accomplish than expected; the risk that sales of EPS and SCS products by the Bank may not be as high as anticipated; the risk that the expected growth opportunities or cost savings from the EPS and SCS acquisitions may not be fully realized or may take longer to realize than expected, that customer losses and business disruption following the EPS and SCS acquisitions, including adverse effects on relationships with former or current employees of EPS and SCS, may be greater than expected; the risk that the Company may incur unanticipated or unknown losses or liabilities in connection with the EPS and SCS acquisitions; the risk that loan production levels and other anticipated benefits related to the recent agreements signed with H&R Block and Jackson Hewitt may not be as much as anticipated, and that the Company may incur unanticipated or unknown risks, losses or liabilities in connection with such transactions; maintaining our executive management team; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of, and acceptance of new products and services offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve, as well as the Federal Deposit Insurance Corporation (“FDIC”), which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the Bank's divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2016, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and per Share Data)

ASSETS	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Cash and cash equivalents	$695,731	$773,830	$36,830	$39,480	$293,147
Investment securities available for sale	936,832	910,309	863,468	866,152	761,584
Mortgage-backed securities available for sale	534,939	558,940	579,330	688,952	578,357
Investment securities held to maturity	478,611	486,095	465,451	417,271	340,959
Mortgage-backed securities held to maturity	126,365	133,758	139,138	68,497	70,376
Loans held for sale	1,223	—	—	—	—
Loans receivable	1,113,485	925,105	860,626	784,882	743,794
Allowance for loan loss	(6,415)	(5,635)	(6,120)	(7,431)	(6,666)
Federal Home Loan Bank Stock, at cost	3,832	47,512	25,311	22,431	4,810
Accrued interest receivable	21,375	17,199	17,911	15,783	16,306
Premises, furniture, and equipment, net	20,093	18,626	18,695	18,212	17,569
Bank-owned life insurance	57,934	57,486	57,038	56,584	46,204
Foreclosed real estate and repossessed assets	76	76	—	—	—
Goodwill	98,898	36,928	36,928	36,928	36,928
Intangible assets	73,472	28,921	30,088	31,272	32,418
Prepaid assets	35,722	9,443	10,434	10,014	10,931
Deferred taxes	12,420	—	407	787	7,171
Meta Payment Systems accounts receivable	6,885	6,334	6,694	6,235	5,107
Other assets	1,851	1,492	1,937	15,693	1,239

Total assets	$4,213,329	$4,006,419	$3,144,166	$3,071,742	$2,960,234

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest-bearing checking	$2,473,275	$2,167,522	$1,922,802	$2,013,783	$2,360,403
Interest-bearing checking	41,119	38,077	39,946	37,469	36,553
Savings deposits	52,566	50,742	78,547	73,357	49,689
Money market deposits	46,856	47,749	45,325	44,351	48,419
Time certificates of deposit	122,334	125,992	100,336	51,801	73,979
Wholesale deposits	926,987	—	—	—	—
Total deposits	3,663,137	2,430,082	2,186,956	2,220,761	2,569,043
Short-term debt	3,857	1,095,118	439,234	466,626	2,007
Long-term debt	92,479	92,460	119,358	19,391	69,422
Accrued interest payable	2,255	875	337	167	229
Contingent liability	—	—	—	431	331
Deferred taxes	—	4,600	—	—	—
Accrued expenses and other liabilities	79,815	48,309	65,612	51,079	29,625
Total liabilities	3,841,543	3,671,444	2,811,497	2,758,455	2,670,657

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016, and December 31,2015	—	—	—	—	—
Common stock, $.01 par value; 15,000,000 shares authorized, 9,305,079 shares issued and outstanding at December 31, 2016 and 8,523,641 shares issued and outstanding at September 30, 2016	93	85	85	85	85
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at December 31, 2016 and September 30, 2016, respectively	—	—	—	—	—
Additional paid-in capital	249,476	184,780	184,700	184,347	184,062
Retained earnings	127,239	127,190	122,292	114,526	101,349
Accumulated other comprehensive income (loss)	(5,022)	22,920	25,592	14,329	4,081
Treasury stock, at cost, no common shares at December 31, 2016 and September 30, 2016, respectively	—	—	—	—	—
Total stockholders’ equity	371,786	334,975	332,669	313,287	289,577

Total liabilities and stockholders’ equity	$4,213,329	$4,006,419	$3,144,166	$3,071,742	$2,960,234

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended
	12/31/2016	9/30/2016	12/31/2015
Interest and dividend income:
Loans receivable, including fees	$10,678	$10,040	$8,319
Mortgage-backed securities	3,320	3,513	3,713
Other investments	8,577	8,176	6,243
	22,575	21,729	18,275
Interest expense:
Deposits	938	180	163
FHLB advances and other borrowings	1,804	1,656	557
	2,742	1,836	720

Net interest income	19,833	19,893	17,555

Provision (recovery) for loan losses	843	548	786

Net interest income after provision for loan losses	18,990	19,345	16,769

Non-interest income:
Tax product fees	625	285	—
Card fees	18,414	17,920	15,256
Loan fees	870	823	819
Bank-owned life insurance	448	448	374
Deposit fees	150	146	162
Gain (loss) on sale of securities available for sale, net (Includes ($1,234), ($274), and $21 reclassified from accumulated other comprehensive income (loss) for net gains (losses) on available for sale securities for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively.)	(1,234)	(274)	21
Other income (loss)	76	(120)	202
Total non-interest income	19,349	19,228	16,834

Non-interest expense:
Compensation and benefits	17,850	14,536	14,655
Tax product	78	32	—
Card processing	5,579	5,405	5,234
Occupancy and equipment	3,977	3,548	3,379
Legal and consulting	2,723	1,613	1,131
Marketing	470	441	502
Data processing	363	312	341
Amortization expense	1,525	1,184	1,213
Other expense	4,188	4,152	3,553
Total non-interest expense	36,753	31,223	30,008

Income before income tax expense	1,586	7,350	3,595

Income tax expense (benefit) (Includes ($463), ($100), and $8 income tax expense reclassified from accumulated other comprehensive income (loss) for the three months ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively)	342	1,344	(463)

Net income	$1,244	6,006	$4,058

Earnings per common share:
Basic	$0.14	0.71	$0.49
Diluted	$0.14	0.70	$0.49

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate have tax equivalent adjustments. Non-Accruing loans have been included in the table as loans carrying a zero yield.

Three Months Ended December 31,	2016			2015
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate
Interest-earning assets:
Specialty Finance Loans*	$200,954	$2,509	4.95%	$113,914	$1,623	5.67%
Retail Bank Loans	768,730	8,169	4.22%	620,870	6,696	4.29%
Mortgage-Backed Securities	689,617	3,320	1.91%	679,094	3,713	2.18%
Tax Exempt Investment Securities	1,172,252	6,902	3.59%	941,982	5,427	3.53%
Asset-Backed Securities	117,928	695	2.34%	—	—	—%
Other Investment Securities	87,029	589	2.69%	101,661	637	2.90%
Cash & Fed Funds Sold	186,565	391	0.83%	45,724	179	1.56%
Total interest-earning assets	3,223,075	$22,575	3.24%	2,503,244	$18,275	3.33%
Non-interest-earning assets	267,947			183,467
Total assets	$3,491,022			$2,686,711

Non-interest bearing deposits	$2,055,842	$—	0.00%	$1,757,603	$—	0.00%
Interest-bearing liabilities:
Interest-bearing checking	38,229	39	0.40%	34,537	21	0.24%
Savings	50,528	7	0.06%	45,599	6	0.05%
Money markets	47,605	21	0.18%	44,846	18	0.16%
Time deposits	131,169	259	0.78%	85,656	118	0.55%
Wholesale deposits	357,224	612	0.68%	—	—	—%
FHLB advances	20,043	141	2.80%	117,870	206	0.69%
Overnight fed funds purchased	271,272	392	0.57%	278,924	238	0.34%
Subordinated debentures	73,223	1,111	6.02%	—	—	—%
Other borrowings	15,580	160	4.06%	15,678	113	2.87%
Total interest-bearing liabilities	1,004,873	2,742	1.08%	623,110	720	0.46%
Total deposits and interest-bearing liabilities	3,060,715	$2,742	0.36%	2,380,713	$720	0.12%
Other non-interest bearing liabilities	78,219			31,210
Total liabilities	3,138,934			2,411,923
Shareholders' equity	352,088			274,788
Total liabilities and shareholders' equity	$3,491,022			$2,686,711
Net interest income and net interest rate spread including non-interest bearing deposits		$19,833	2.88%		$17,555	3.21%

Net interest margin			2.90%			3.21%
*Specialty Finance Loan Receivables include loan portfolios the Company deems as non-retail bank product offerings or loans not generated by the Retail Bank itself (for example, premium finance and purchased loan portfolios). The loan receivables included in this line item are included in the customary loan categories presented elsewhere within the Company's SEC filings.

Selected Financial Information

At Period Ended:	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Equity to total assets	8.82%	8.36%	10.58%	10.20%	9.78%
Book value per common share outstanding	$39.96	$39.30	$39.03	$36.85	$34.10
Tangible book value per common share outstanding	$21.43	$31.57	$31.17	$28.83	$25.93
Tangible book value per common share outstanding excluding AOCI	$21.97	$28.89	$28.16	$27.14	$25.45
Common shares outstanding	9,305,079	8,523,641	8,523,641	8,501,077	8,491,936
Non-performing assets to total assets	0.05%	0.03%	0.07%	0.15%	0.22%

For the Three Months Ended:	December 31, 2016	December 31, 2015

Average shares outstanding for diluted earnings per share	8,860,972	8,284,255
Net interest margin	2.90%	3.21%
Return on average assets	0.14%	0.60%
Return on average equity	1.41%	5.91%

About Meta Financial Group®
Meta Financial Group, Inc. ("MFG") is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, EPS and SCS, its tax-related financial solutions divisions.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley
Corporate Communications Director	Investor Relations
605.362.5140	605-362-2423
klebrun@metabank.com	bkelley@metabank.com